EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Camelot Entertainment Group, Inc. on Form SB-2 of our report dated April 16, 2007, with respect to our audit of the financial statements of Camelot Entertainment Group, Inc. as of December 31, 2006 and the year then ended and for the period from April 21, 1999 (Inception) through December 31, 2006. The financial statements for the period April 21, 1999 (inception) through December 31, 2005, were audited by other auditors whose reports expressed unqualified opinions on those statements. The financial statements for the period April 21, 1999 (inception) through December 31, 2005, include total revenues and net loss of $58,568 and $11,824,859, respectively and the period from October 12, 1999 through December 31, 2005. We also consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" in this Registration Statement.

/s/ Malone & Bailey, PC
 www.malone-baiIey.com
Houston, Texas

May 8, 2007